Exhibit 21
COCA-COLA ENTERPRISES, INC. SIGNIFICANT SUBSIDIARIES AS OF DECEMBER 31, 2014
Non-U.S. Entities	Jurisdiction	Ownership
Coca-Cola Enterprises Belgium SPRL	Belgium	Bottling Holdings (Netherlands) BV (“BHN”) / CCELux
Coca-Cola Entreprise SAS	France	Bottling Holding France
Coca-Cola Enterprises Great Britain Limited (“CCE GB”)	Great Britain	Bottling Great Britain Limited
Coca-Cola Enterprises Limited	Great Britain	CCE GB
CCE Holdings (Luxembourg) Commandite SCS (“CCEHLC”)	Luxembourg	CCE
Bottling Holdings Investment (Luxembourg) SARL (“BHIL”)	Luxembourg	CCEHLC
Bottling Holdings (Luxembourg) SARL (“BHL”)	Luxembourg	BHIL
Coca-Cola Enterprises Luxembourg SARL (“CCELux”)	Luxembourg	BHL

Domestic Entities	State	Ownership
Coca-Cola Enterprises, Inc. (“CCE”)	Delaware	N/A
BHI Finance LLC	Delaware	CCE